EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JANUARY 16, 2007

CONTACTS:

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE APPOINTMENT OF MERRILL A. (PETE) MILLER, JR. TO CHESAPEAKE’S BOARD OF DIRECTORS

OKLAHOMA CITY, OKLAHOMA, JANUARY 16, 2007 – Chesapeake Energy Corporation (NYSE: CHK) today announced the appointment of Merrill A. (Pete) Miller, Jr. to the Chesapeake Board of Directors until the June 8, 2007 annual meeting of shareholders, after which he will stand for re-election by Chesapeake’s shareholders for a term expiring in 2010. Mr. Miller, age 56, is Chairman, President and Chief Executive Officer of Houston-based National Oilwell Varco, Inc. (NYSE:NOV), a leading supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Miller joined NOV in February 1996 as Vice President of Marketing, Drilling Systems and was promoted in April 1997 to President of the Company’s Products and Technology Group. In November 2000, he was named President and Chief Operating Officer, in May 2001 was elected President and Chief Executive Officer, and in May 2002 was elected Chairman of the Board.

Miller has broad industry experience, having served as President of Anadarko Drilling Company from 1995 to 1996, a company that Chesapeake helped form and that was acquired by Nabors Drilling, Inc. (NYSE:NBR) in 1997. Prior to his service at Anadarko, Miller spent 15 years at Helmerich & Payne International Drilling Company (NYSE:HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations.

Mr. Miller graduated from the U.S. Military Academy, West Point, New York in 1972 with a degree in Applied Science and Engineering. Upon graduation, Mr. Miller served five years in the U.S. Army and then earned his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center,

Petroleum Equipment Suppliers Association, Spindletop International and is a member of the National Petroleum Council.

Mr. Miller’s appointment increases the size of Chesapeake’s Board to eight members. Management is represented by Aubrey K. McClendon, the company’s co-founder and Chairman and Chief Executive Officer. Chesapeake’s other Board members are Richard K. Davidson of Omaha, Nebraska; Frank Keating of Washington, D.C.; Breene M. Kerr of Easton, Maryland; Charles T. Maxwell of Bronxville, New York; Don Nickles of Washington, D.C.; and Frederick B. Whittemore of New York City.

Management Comment

Aubrey K. McClendon, Chairman and Chief Executive Officer of Chesapeake said of Mr. Miller’s appointment, “We are extremely proud to have Pete join Chesapeake’s Board. I have known and respected Pete for over 11 years, having first met him when we were helping to build Oklahoma City-based Anadarko Drilling Company in the mid-1990’s. I believe Pete’s experiences as the CEO of a 25,000 employee public corporation that is a leading supplier to the worldwide oil and gas industry will be of great benefit to Chesapeake, our Board and our shareholders. We are very honored to announce his appointment to Chesapeake’s Board.”

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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